Exhibit 1.

FOR IMMEDIATE RELEASE

October 15, 2003

FOR ADDITIONAL INFORMATION PLEASE CONTACT JEAN R. HALE, VICE CHAIRMAN, PRESIDENT, AND C.E.O., COMMUNITY TRUST BANCORP, INC. AT (606) 437-3294

Community Trust Bancorp, Inc. reports third quarter 2003 earnings of $7.3 million or $0.60 per share.
Earnings Summary

	3Q 2003	2Q 2003	3Q 2002	9 Months 2003	9 Months 2002
Net income (in thousands)	$7,281	$7,064	$7,933	$21,338	$20,632
Earnings per share	$0.60	$0.58	$0.64	$1.74	$1.65
Earnings per share (diluted)	$0.59	$0.57	$0.63	$1.72	$1.63

Return on average assets	1.15%	1.14%	1.30%	1.15%	1.12%
Return on average equity	13.45%	13.27%	15.32%	13.37%	13.74%
Efficiency ratio	58.84%	56.95%	55.92%	59.17%	56.74%

Dividends declared per share	$0.23	$0.21	$0.19	$0.65	$0.57
Book value per share	$17.62	$17.47	$16.65

Community Trust Bancorp, Inc. (NASDAQ-CTBI) is reporting third quarter 2003 earnings of $7.3 million or $0.60 per share compared to $7.1 million or $0.58 per share earned during the second quarter of 2003 and $7.9 million or $0.64 per share earned during the third quarter of 2002. Third quarter 2002 earnings of $0.64 per share included $0.08 per share due to gains on sale of securities compared to $0.03 per share for the third quarter 2003. Earnings for the nine months ended September 30, 2003 were $21.3 million or $1.74 per share, a 5.5% increase from the $20.6 million or $1.65 per share earned during the first nine months of 2002.

Return on average assets for the quarter ended September 30, 2003 was 1.15% compared to 1.14% for the second quarter 2003 and 1.30% for the third quarter 2002. Return on average assets for the nine months ended September 30, 2003 increased 2.7% to 1.15% compared to 1.12% for the nine months ended September 30, 2002. Return on average shareholders' equity for the quarter ended September 30, 2003 was 13.45% compared to 13.27% for the quarter ended June 30, 2003 and 15.32% for the quarter ended September 30, 2002. Return on average shareholders' equity for the nine months ended September 30, 2003 was 13.37% compared to 13.74% for the nine months ended September 30, 2002. CTBI's efficiency ratio for the quarter ended September 30, 2003 was 58.84% compared to 55.92% for the same period in 2002.

New Branch Opening

The Company is pleased to announce the opening of an additional branch in Lexington, Kentucky on October 6, 2003. The Company expects to open three new branches in the Company's Central Kentucky region during the first half of 2004.

Balance Sheet Review

The Company's assets increased 3.3% to $2.5 billion at September 30, 2003 from $2.4 billion at September 30, 2002. The Company experienced an increase of $43 million in loans outstanding during the third quarter of 2003 as growth occurred in all three major loan categories, commercial, residential real estate, and consumer loans. The loan portfolio increased 3.3% to $1.7 billion from the $1.6 billion at September 30, 2002. Total deposits of $2.1 billion at September 30, 2003 represents an increase in deposits of $34 million from September 30, 2002. The Company continues to have a high level of liquidity since investment opportunities are limited with interest rates at 45-year lows.

Nonperforming loans decreased 12.6% to $24.9 million from the $28.5 million at September 30, 2002 and increased 3.3% from the $24.1 million at June 30, 2003. Specific reserves are established for all large loans where management believes a loss may occur; therefore, no significant losses are anticipated except for those loans with specific reserve allocations.

Foreclosed properties on September 30, 2003 were $3.7 million, an increase from the $3.5 million reported at June 30, 2003. Foreclosed properties consist primarily of 1-4 family residential real estate.

The Company's continuing focus on loan portfolio quality is evident as net charge-offs for the quarter ended September 30, 2003 of $1.5 million, an annualized rate of 0.4% of average loans, are approximately 50% less than the $3.0 million or 0.7% of average loans for the third quarter of 2002 and 56% less than the $3.4 million or 0.8% of average loans for the second quarter of 2003. The reduction in net charge-offs had a positive impact by decreasing our loan loss provision by $1.5 million during the quarter ended September 30, 2003 compared to June 30, 2003 and $1.2 million for the nine months ended September 30, 2003 compared to the same period in 2002. Our reserve for losses on loans as a percentage of total loans outstanding at September 30, 2003 remained flat to prior quarter at 1.42% and decreased from 1.46% at September 30, 2002.

The Company continues to grow its shareholders' equity while also providing a dividend yield of 3.03% to shareholders. Shareholders' equity of $215.3 million on September 30, 2003 is a 4.5% increase from the $206.0 million on September 30, 2002.

Net Interest Income

Our net interest margin of 3.62% for the quarter ended September 30, 2003 is a 13 basis point decrease from the 3.75% for the quarter ended June 30, 2003 and a 44 basis point decrease from the 4.06% for the quarter ended September 30, 2002. After the June 25, 2003 reduction in interest rates by the Federal Reserve, the Company's loans repriced more quickly than its deposits, resulting in pressure on the net interest margin during the third quarter of 2003. Management expects some improvement in its net interest margin during the fourth quarter of 2003 as deposits continue to reprice.

Noninterest Income

Noninterest income increased 16.2% for the quarter ended September 30, 2003 to $10.1 million from the $8.7 million earned during the same period in 2002. The change in noninterest income from prior year is primarily the result of increases in gains on sales of residential real estate loans due to increased refinancing activity, deposit service charge revenue, and other noninterest income consisting primarily of sold loan servicing fee income. These increases were offset by decreased securities gains. This resulted in a positive after-tax impact on quarter and year-to-date 2003 earnings of $0.9 million or $0.07 per share and $5.5 million or $0.45 per share, respectively. Gains on the sale of securities contributed $0.3 million or $0.03 per share to earnings for the third quarter 2003 and $2.0 million or $0.16 per share year-to-date compared to $1.0 million or $0.08 per share for the same periods in 2002. Gains on sales of loans increased for the third quarter and year-to-date 2003 contributing $1.0 million or $0.09 per share and $3.1 million or $0.25 per share, respectively, to net income, compared to $0.7 million or $0.06 per share and $1.5 million or $0.12 per share for the same periods in 2002. The increase in sold loan servicing fee income is due to the recapture of $0.7 million pre-tax from our valuation reserve because of the improvement in the fair market value of our capitalized mortgage servicing rights. The impact to earnings per share for the quarter ended September 30, 2003 was $0.04 per share.

Noninterest Expense

Noninterest expense increased 7.9% from the $16.8 million for the third quarter 2002 to $18.1 million for the third quarter 2003. The increase in noninterest expense from prior year was primarily attributable to increases in professional fees, operating losses, and other noninterest expense.

Forward-Looking Statements

Certain of the statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. The Company's actual results may differ materially from those included in the forward-looking statements. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "anticipate," "intend," "estimate," "may increase," "may fluctuate," and similar expressions or future or conditional verbs such as "will," "should," "would," and "could." These forward-looking statements involve risks and uncertainties including, but not limited to, economic conditions, portfolio growth, the credit performance of the portfolios, including bankruptcies, and seasonal factors; changes in general economic conditions including the performance of financial markets, the performance of coal and coal related industries, prevailing inflation and interest rates, realized gains from sales of investments, gains from asset sales, and losses on commercial lending activities; results of various investment activities; the effects of competitors' pricing policies, of changes in laws and regulations on competition and of demographic changes on target market populations' savings and financial planning needs; industry changes in information technology systems on which we are highly dependent; failure of acquisitions to produce revenue enhancements or cost savings at levels or within the time frames originally anticipated or unforeseen integration difficulties; the adoption by the Company of an FFIEC policy that provides guidance on the reporting of delinquent consumer loans and the timing of associated credit charge-offs for financial institution subsidiaries; and the resolution of legal proceedings and related matters. In addition, the banking industry in general is subject to various monetary and fiscal policies and regulations, which include those determined by the Federal Reserve Board, the Federal Deposit Insurance Corporation, and state regulators, whose policies and regulations could affect the Company's results. These statements are representative only on the date hereof, and the Company undertakes no obligation to update any forward-looking statements made.

Community Trust Bancorp, Inc., with assets of $2.5 billion, is headquartered in Pikeville, Kentucky and has 69 banking locations across eastern, northern, central, and south central Kentucky, and 5 banking locations in southern West Virginia.

Additional information follows.

Community Trust Bancorp, Inc.

Financial Summary (Unaudited)

September 30, 2003

(in thousands except per share data)	Three Months Ended 9/30/03	Three Months Ended 6/30/03	Three Months Ended 9/30/02	Nine Months Ended 9/30/03	Nine Months Ended 9/30/02
Interest income	$31,420	$32,688	$35,924	$96,775	$111,789
Interest expense	10,644	11,670	13,564	34,453	44,209
Net interest income	20,776	21,018	22,360	62,322	67,580
Loan loss provision	2,085	3,585	2,530	7,217	8,416

Securities gains	476	1,587	1,528	3,042	1,528
Gains on sales of loans	1,613	1,595	1,016	4,729	2,347
Deposit service charges	4,483	4,300	3,631	12,645	9,306
Trust revenue	604	634	546	1,851	1,702
Insurance commissions	257	138	147	497	250
Other noninterest income	2,660	1,331	1,819	5,460	4,590
Total noninterest income	10,093	9,585	8,687	28,224	19,723

Personnel expense	8,705	7,838	8,742	25,604	25,594
Occupancy and equipment	2,377	2,414	2,317	7,091	6,849
Amortization of core deposit intangible	145	145	145	435	435
Other noninterest expense	6,884	6,367	5,579	19,356	16,612
Total noninterest expense	18,111	16,764	16,783	52,486	49,490

Net income before taxes	10,673	10,254	11,734	30,843	29,397
Income taxes	3,392	3,190	3,801	9,505	8,765
Net income	$7,281	$7,064	$7,933	$21,338	$20,632

Memo: TEQ interest income	$31,806	$33,107	$36,417	$97,978	$113,238

Average shares outstanding	12,207	12,253	12,452	12,255	12,517
Basic earnings per share	$0.60	$0.58	$0.64	$1.74	$1.65
Diluted earnings per share	$0.59	$0.57	$0.63	$1.72	$1.63
Dividends per share	$0.23	$0.21	$0.19	$0.65	$0.57

Average balances:
Loans, net of unearned income	$1,659,808	$1,640,312	$1,647,011	$1,641,067	$1,668,194
Earning assets	2,316,603	2,290,802	2,232,150	2,292,061	2,271,065
Total assets	2,514,735	2,489,213	2,425,907	2,490,872	2,469,486
Deposits	2,130,906	2,117,223	2,075,122	2,116,108	2,113,194
Interest bearing liabilities	1,933,207	1,926,411	1,894,945	1,925,107	1,941,248
Shareholders' equity	214,703	213,481	205,460	213,367	200,810

Performance ratios:
Return on average assets	1.15%	1.14%	1.30%	1.15%	1.12%
Return on average equity	13.45%	13.27%	15.32%	13.37%	13.74%
Yield on average earning assets	5.45%	5.80%	6.47%	5.72%	6.67%
Cost of interest bearing funds	2.18%	2.43%	2.84%	2.39%	3.04%
Net interest margin	3.62%	3.75%	4.06%	3.71%	4.06%
Efficiency ratio	58.84%	56.95%	55.92%	59.17%	56.74%

Loan charge-offs	$(2,484)	$(4,136)	$(3,853)	$(9,457)	$(11,246)
Recoveries	1,008	749	851	2,785	2,875
Net charge-offs	$(1,476)	$(3,387)	$(3,002)	$(6,672)	$(8,371)

Market price:
High	$31.09	$30.00	$25.46	$31.09	$26.79
Low	$26.14	$25.25	$20.59	$24.70	$19.79
Close	$29.07	$26.16	$24.46	$29.07	$24.46

Community Trust Bancorp, Inc.

Financial Summary (Unaudited)

September 30, 2003

(in thousands except FTEs)	As of 9/30/03	As of 6/30/03	As of 9/30/02
Assets:
Loans, net of unearned	$1,682,346	$1,639,804	$1,628,127
Loan loss reserve	(23,816)	(23,206)	(23,694)
Net loans	1,658,530	1,616,598	1,604,433
Loans held for sale	3,973	8,503	11,434
Securities available-for-sale	518,690	466,150	475,776
Securities held-to-maturity	90,846	112,870	54,655
Other earning assets	1,282	67,499	46,532
Cash and due from banks	72,396	83,471	73,599
Premises and equipment	49,632	49,498	50,554
Goodwill and core deposit intangible	64,096	64,241	64,676
Other assets	40,895	38,195	39,729
Total Assets	$2,500,340	$2,507,025	$2,421,389

Liabilities and Equity:
NOW accounts	$14,327	$15,538	$16,004
Savings deposits	608,360	614,532	614,727
CDs >=$100,000	365,332	361,301	352,336
Other time deposits	775,683	791,130	776,575
Total interest bearing deposits	1,763,702	1,782,501	1,759,642
Noninterest bearing deposits	343,917	347,570	313,719
Total deposits	2,107,619	2,130,071	2,073,361
Other interest bearing liabilities	156,521	145,726	123,880
Noninterest bearing liabilities	20,899	18,170	18,162
Total liabilities	2,285,039	2,293,967	2,215,403
Shareholders' equity	215,301	213,058	205,986
Total Liabilities and Equity	$2,500,340	$2,507,025	$2,421,389

Ending shares outstanding	12,217	12,197	12,369
Memo: Market value of HTM Securities	$90,222	$114,046	$56,427

90 days past due loans	$6,468	$5,164	$2,657
Nonaccrual loans	$16,973	$17,434	$25,599
Restructured loans	$1,506	$1,546	$284
Foreclosed properties	$3,737	$3,521	$2,775

Tier 1 leverage ratio	8.46%	8.35%	8.19%
Tier 1 risk based ratio	11.17%	11.06%	11.18%
Total risk based ratio	12.42%	12.31%	12.43%
FTE employees	892	902	868

Community Trust Bancorp, Inc.

Financial Summary (Unaudited)

September 30, 2003

Community Trust Bancorp, Inc. reported earnings for the three and nine months ended September 30, 2003 and September 30, 2002 as follows:

	Three Months Ended September 30		Nine Months Ended September 30
(in thousands except per share data)	2003	2002	2003	2002

Net income	$7,281	$7,933	$21,338	$20,632

Basic earnings per share	$0.60	$0.64	$1.74	$1.65

Diluted earnings per share	$0.59	$0.63	$1.72	$1.63

Average shares outstanding	12,207	12,452	12,255	12,517

Total assets (end of period)	$2,500,340	$2,421,389

Return on average equity	13.45%	15.32%	13.37%	13.74%

Return on average assets	1.15%	1.30%	1.15%	1.12%

Provision for loan losses	$2,085	$2,530	$7,217	$8,416

Gains on sales of loans	$1,613	$1,016	$4,729	$2,347